Exhibit 4.1

DEPOSIT AGREEMENT

among

SPIRE INC.,

COMPUTERSHARE INC. AND COMPUTERSHARE TRUST COMPANY, N.A.

and

THE HOLDERS FROM TIME TO TIME OF

THE DEPOSITARY RECEIPTS DESCRIBED HEREIN

Dated as of May 21, 2019

i

EXHIBIT A – Form of Receipt

ii

DEPOSIT AGREEMENT dated as of May 21, 2019, among (i) SPIRE INC., a Missouri corporation, (ii) COMPUTERSHARE INC., a Delaware corporation, and its wholly owned subsidiary, COMPUTERSHARE TRUST COMPANY, N.A., a federally chartered trust company, and (iii) the holders from time to time of the Receipts described herein (as amended or supplemented from time to time in accordance with the terms hereof, this “Deposit Agreement”).

WHEREAS, it is desired to provide, as hereinafter set forth in this Deposit Agreement, for the deposit from time to time of shares of 5.90 % Series A Cumulative Redeemable Perpetual Preferred Stock, par value $25.00 per share, liquidation preference $25,000 per share, of the Company (the “Stock”) with the Depositary for the purposes set forth in this Deposit Agreement and for the issuance hereunder of Receipts evidencing Depositary Shares in respect of the shares of Stock so deposited; and

WHEREAS, the Receipts are to be substantially in the form of Exhibit A attached hereto, with appropriate insertions, modifications and omissions, as hereinafter provided in this Deposit Agreement;

NOW, THEREFORE, in consideration of the premises, the parties hereto agree as follows:

ARTICLE 1

DEFINITIONS

SECTION 1.01. Definitions. The following definitions shall for all purposes, unless otherwise indicated, apply to the respective terms used in this Deposit Agreement:

“Certificate” shall mean the Certificate of Designations filed with the Secretary of State of the State of Missouri establishing the Stock as a series of preferred stock of the Company.

“Company” shall mean Spire Inc., a Missouri corporation, and its successors.

“Computershare” shall mean Computershare Inc., a Delaware corporation, and its successors.

“Deposit Agreement” shall have the meaning set forth in the preamble.

“Depositary” shall mean Computershare and the Trust Company, acting jointly, and any successor as Depositary hereunder.

“Depositary Shares” shall mean the depositary shares, each representing a one-one thousandth (1/1,000th) fractional interest in one share of Stock and evidenced by a Receipt.

“Depositary’s Agent” shall have the meaning set forth in Section 7.05.

“Depositary’s Office” shall mean the office of the Depositary designated for the purposes contemplated hereunder, which at the date of this Deposit Agreement is located at 250 Royall Street, Canton, Massachusetts 02021.

“DTC” shall mean The Depository Trust Company.

“Exchange Act” shall mean the Securities Exchange Act of 1934, as amended.

“Exchange Event” shall mean, with respect to any Global Registered Receipt, (1)(A) the Global Receipt Depository which is the holder of such Global Registered Receipt notifies the Company that it is no longer willing or able to properly discharge its responsibilities under the Letter of Representations or that it is no longer eligible or in good standing under the Exchange Act or such Global Receipt Depository ceases to be a “clearing agency” registered pursuant to the provisions of Section 17A thereof when it is required to be so registered and (B) the Company has not appointed a qualified successor Global Receipt Depository within ninety (90) calendar days after the Company received such notice or (2) the Company in its sole discretion and subject to such Global Receipt Depository’s procedures determines that the Depositary Shares shall be exchangeable for Depositary Shares represented by individual definitive registered Receipts in exchange for such Global Registered Receipt.

“Funds” shall have the meaning set forth in Section 5.06.

“Global Receipt Depository” shall mean, with respect to any Receipt issued hereunder, DTC or such other entity designated as Global Receipt Depository by the Company in or pursuant to this Deposit Agreement, which entity must be, to the extent required by any applicable law or regulation, a clearing agency registered under the Exchange Act.

“Global Registered Receipt” shall mean, with respect to the Depositary Shares, a global registered Receipt registered in the name of a nominee of the Global Receipt Depository.

“Holder,” “holder” or “record holder,” as applied to a Receipt shall mean the Person in whose name such Receipt is registered on the books of the Depositary maintained for such purpose.

“indemnified person” shall have the meaning set forth in Section 5.06.

“Letter of Representations” shall mean the applicable agreement between the Company and a Global Receipt Depository with respect to such Global Receipt Depository’s rights and obligations with respect to any Global Registered Receipt, as the same may be amended, supplemented, restated or otherwise modified from time to time and any successor agreement thereto.

“Person” shall mean any individual, partnership, joint venture, limited liability company, firm, corporation, unincorporated association or organization, trust or other entity, and shall include any successor (by merger or otherwise) of any such Person.

“Receipt” shall mean one of the depositary receipts issued hereunder, substantially in the form set forth in Exhibit A attached hereto, whether in definitive or temporary form, and evidencing the number of Depositary Shares held of record by the holder of such Depositary Shares.

“Redemption Date” shall have the meaning set forth in Section 2.08.

“Registrar” shall mean the Depositary or such other successor bank or trust company that shall be appointed by the Company, or appointed by the Depositary with the approval of the Company, to register ownership and transfers of Receipts or the deposited shares of Stock, as the case may be, as herein provided, and if a successor Registrar shall be so appointed, references herein to “the books” of or maintained by the Depositary shall be deemed, as applicable, to refer as well to the register maintained by such Registrar for such purpose.

“Securities Act” shall mean the Securities Act of 1933, as amended.

“signature guarantee” shall have the meaning set forth in Section 2.04

“Stock” shall have the meaning set forth in the recitals.

“Transfer Agent” shall mean Computershare and the Trust Company, acting jointly, or such other successor bank or trust company which shall be appointed by the Company to transfer the Receipts or the deposited shares of Stock, as the case may be, as herein provided.

“Trust Company” shall mean Computershare Trust Company, N.A., a federally chartered trust company, and its successors.

ARTICLE 2

APPOINTMENT OF DEPOSITARY, FORM OF RECEIPTS, DEPOSIT OF STOCK,

EXECUTION AND DELIVERY,

TRANSFER, SURRENDER AND REDEMPTION OF RECEIPTS

SECTION 2.01. Appointment of Depositary. The Company hereby appoints the Depositary to act as depositary for the Company in accordance with the express terms and conditions hereof (and no implied terms or conditions), and the Depositary hereby accepts such appointment.

SECTION 2.02. Form and Transfer of Receipts. Receipts shall be substantially in the form set forth in Exhibit A attached to this Deposit Agreement, with appropriate insertions, modifications and omissions, as hereinafter provided. Receipts shall be executed by the Depositary by the manual or facsimile signature of a duly authorized officer of the Depositary and, if a Registrar for the Receipts shall have been appointed, countersigned by a duly authorized officer of the Registrar; provided, however, that no Receipt shall be entitled to any benefits under this Deposit Agreement or be valid or obligatory for any purpose unless it shall have been executed by manual or facsimile signature of a duly authorized officer of the Depositary or, if a Registrar for the Receipts (other than the Depositary) shall have been appointed, by manual or facsimile signature of a duly authorized officer of the Depositary and countersigned by the manual or facsimile signature of a duly authorized officer of such Registrar. The Depositary shall record on its books each Receipt so signed and delivered as hereinafter provided.

A Receipt may evidence any whole number of Depositary Shares.

Receipts may be endorsed with or have incorporated in the text thereof such legends or recitals or changes not inconsistent with the provisions of this Deposit Agreement, as may be reasonably required by the Depositary and approved by the Company or required to comply with any applicable law or any regulation thereunder or with the rules and regulations of any securities exchange upon which the Stock, the Depositary Shares or the Receipts may be listed or to conform with any usage with respect thereto, or to indicate any special limitations or restrictions to which any particular Receipts are subject (but which do not affect the rights, duties, liabilities or responsibilities of the Depositary).

Title to Depositary Shares evidenced by a Receipt that is duly endorsed or accompanied by a duly executed and properly completed instrument of transfer shall be transferable by delivery of such Receipt with the same effect as if such Receipt were a negotiable instrument; provided, however, that until transfer of a Receipt shall be registered on the books of the Depositary as provided in Section 2.03, the Depositary may, notwithstanding any notice to the contrary, treat the holder of record at such time as the absolute owner thereof for the purpose of determining the Person entitled to distributions of dividends or other distributions or to any notice provided for in this Deposit Agreement and for all other purposes.

The Company shall provide an opinion or opinions of counsel, or a letter authorizing reliance on such counsel’s opinions delivered to the underwriters named therein, to the Depositary at the date first set forth above which shall state that (i) the Depositary Shares are registered under the Securities Act, (ii) the Stock is validly issued, fully paid and non-assessable and (iii) the Depositary Shares are validly issued.

SECTION 2.03. Deposit of Stock; Execution and Delivery of Receipts in Respect Thereof. Subject to the terms and conditions of this Deposit Agreement, the Company may from time to time deposit shares of Stock under this Deposit Agreement by delivery to the Depositary, including via electronic book-entry (or in such other manner as may be agreed to by the Company and the Depositary), of the shares of Stock to be deposited, duly endorsed and accompanied, if required by the Depositary, by a duly executed and properly completed instrument of transfer or endorsement, in form reasonably satisfactory to the Depositary, together with all such certifications as may be reasonably required by the Depositary in accordance with the provisions of this Deposit Agreement, and together with a written order of the Company directing the Depositary to execute and deliver to, or upon the written order of, the Person or Persons stated in such order a Receipt or Receipts evidencing in the aggregate the number of Depositary Shares representing such deposited shares of Stock.

The shares of Stock deposited pursuant to this Section 2.03 shall be held by the Depositary at the Depositary’s Office or at such other place or places as the Depositary shall determine.

Upon receipt by the Depositary of shares of Stock deposited in accordance with the provisions of this Section 2.03, together with the other documents required as above specified, and upon recordation of the shares of Stock on the books of the Company (or its duly appointed transfer agent) by the Transfer Agent in the name of the Depositary or its nominee, the Depositary, subject to the terms and conditions of this Deposit Agreement, shall execute and deliver, to or upon the order of the Person or Persons named in the written order delivered to the Depositary referred to in the first paragraph of this Section 2.03, a Receipt or Receipts evidencing in the aggregate the number of Depositary Shares representing the shares of Stock so deposited and registered in such name or names as may be requested by such Person or Persons. The Depositary shall execute and deliver such Receipt or Receipts at the Depositary’s Office.

SECTION 2.04. Registration of Transfer of Receipts. Subject to the terms and conditions of this Deposit Agreement, the Depositary shall register on its books from time to time transfers of Receipts upon any surrender thereof by the holder in person or by duly authorized attorney, duly endorsed or accompanied by a duly executed and properly completed instrument of transfer, together with the signature guarantee of a guarantor institution which is a participant in a signature guarantee program approved by the Securities Transfer Association (a “signature guarantee”) and such other documentation as the Depositary may reasonably request. Thereupon, the Depositary shall execute a new Receipt or Receipts evidencing the same aggregate number of Depositary Shares as those evidenced by the Receipt or Receipts surrendered and deliver such new Receipt or Receipts to or upon the order of the Person entitled thereto.

SECTION 2.05. Split-ups and Combinations of Receipts; Surrender of Receipts and Withdrawal of Stock. Upon surrender of a Receipt or Receipts at the Depositary’s Office for the purpose of effecting a split-up or combination of such Receipt or Receipts, and subject to the terms and conditions of this Deposit Agreement, the Depositary shall execute a new Receipt or Receipts in the authorized denomination or denominations requested, evidencing the aggregate number of Depositary Shares evidenced by the Receipt or Receipts surrendered, and shall deliver such new Receipt or Receipts to or upon the order of the holder of the Receipt or Receipts so surrendered.

Any holder of a Receipt or Receipts representing any number of whole shares of Stock may withdraw the Stock and all money and other property, if any, represented thereby by surrendering such Receipt or Receipts at the Depositary’s Office for such withdrawals; provided, however, that a holder of a Receipt or Receipts may not withdraw such whole shares of Stock (or money and other property, if any, represented thereby) which has previously been called for redemption. After such surrender and without unreasonable delay, the Depositary shall deliver to such holder or to the Person or Persons designated by such holder as hereinafter provided, the number of whole shares of Stock and all money and other property, if any, represented by the Depositary Shares evidenced by the Receipt or Receipts so surrendered for withdrawal, but holders of such whole shares of Stock will not thereafter be entitled to deposit such shares of Stock hereunder or to receive Depositary Shares therefor or a Receipt evidencing such Depositary Shares. Delivery of the shares of Stock and money and other property, if any, being withdrawn may be made by the delivery of such certificates, documents of title and other instruments as the Depositary may reasonably deem appropriate (or in such other manner as may be agreed to by the Company and the Depositary). If a Receipt delivered by the holder to the Depositary in connection with such withdrawal shall evidence a number of Depositary Shares in excess of the number of Depositary Shares representing the number of whole shares of Stock to be so withdrawn, the Depositary shall at the same time, in addition to such number of whole shares of Stock and such money and other property, if any, to be so withdrawn, deliver to such holder, or pursuant to his or her order, a new Receipt evidencing such excess number of Depositary Shares.

In no event will fractional shares of Stock (or any cash payment in lieu thereof) be delivered by the Depositary.

If the shares of Stock and the money and other property, if any, being withdrawn are to be delivered to a Person or Persons other than the holder of the Receipt or Receipts being surrendered for withdrawal of such shares of Stock, such holder shall execute and deliver to the Depositary a written order so directing the Depositary and the Depositary may require that the Receipt or Receipts surrendered by such holder for the withdrawal of such shares of Stock be duly endorsed in blank or accompanied by a duly executed instrument of transfer in blank, together with a signature guarantee and such other documentation as the Depositary may reasonably request.

Delivery of the shares of Stock and the money and other property, if any, represented by Receipts surrendered for withdrawal shall be made by the Depositary at the Depositary’s Office, except that, at the request, risk and expense of the holder surrendering such Receipt or Receipts and for the account of the holder thereof, such delivery may be made at such other place as may be designated in writing by such holder.

SECTION 2.06. Limitations on Execution and Delivery, Transfers, Surrender and Exchange of Receipts. As a condition precedent to the execution and delivery, registration of transfer, split-up, combination, surrender or exchange of any Receipt, the Depositary, any of the Depositary’s Agents or the Company may require (i) payment to it of a sum sufficient for the payment (or, in the event that the Depositary or the Company shall have made such payment, the reimbursement to it) of any charges or expenses payable by the holder of a Receipt pursuant to Section 5.07, (ii) the production of evidence satisfactory to it as to the identity and genuineness of any signature (including a signature guarantee) and (iii) compliance with such regulations, if any, as the Depositary or the Company may establish consistent with the provisions of this Deposit Agreement and/or applicable law.

The deposit of shares of Stock may be refused, the delivery of Receipts against shares of Stock may be suspended, the registration of transfer of Receipts may be refused and the registration of transfer, surrender or exchange of outstanding Receipts may be suspended (i) during any period when the register of stockholders of the Company is closed or (ii) if any such action is deemed reasonably necessary or advisable by the Depositary, any of the Depositary’s Agents or the Company at any time or from time to time because of any requirement of law or of any government or governmental body or commission or under any provision of this Deposit Agreement.

SECTION 2.07. Lost Receipts, Etc. In case any Receipt shall be mutilated, destroyed, lost or stolen, the Depositary in its discretion may execute and deliver a Receipt of like form and tenor in exchange and substitution for such mutilated Receipt upon cancellation thereof, or in lieu of and in substitution for such destroyed, lost or stolen Receipt. Before the Depositary shall execute and deliver a new Receipt in substitution for a destroyed, lost or stolen Receipt, the holder thereof shall have (i) delivered to the Depositary (a) a request for such execution and delivery prior to the Depositary having received notice that the Receipt has been acquired by a bona fide purchaser, (b) evidence satisfactory to the Depositary of such destruction, loss or theft of such Receipt and of ownership thereof and (c) payment to the Depositary of all reasonable expenses incidental thereto, (ii) furnished the Depositary with an open penalty surety bond satisfactory to the Depositary, holding the Depositary and the Company harmless and (iii) satisfied any other reasonable requirements imposed by the Depositary.

SECTION 2.08. Optional Redemption of Stock. If the Company shall elect to redeem shares of Stock pursuant to the Certificate, it shall (unless otherwise agreed to in writing with the Depositary) give the Depositary written notice of the date of such proposed redemption of Stock not less than forty (40) days prior to the Redemption Date, the number of shares of Stock held by the Depositary to be redeemed and the redemption price per share of Stock (determined pursuant to the Certificate). The Depositary shall be fully protected and shall incur no liability in its reliance on the information contained in such notice, and delivery of such notice to the Depositary shall be conclusive evidence of the permissibility and compliance of such redemption under the Certificate. On the date of such redemption, provided that the Company shall then have paid or caused to be paid in full to the Depositary the redemption price of the Stock deposited with the Depositary to be redeemed, the Depositary shall redeem (using the proceeds of such redemption) the Depositary Shares representing such shares of Stock. The Depositary shall mail the notice of the Company’s redemption of shares of Stock and the proposed simultaneous redemption of the Depositary Shares representing such shares of Stock to be redeemed, by first class mail, postage prepaid, at the respective last addresses as they appear on the records of the Depositary, or transmit in accordance with the applicable procedures of any Global Receipt Depository or by such other method approved by the Depositary, in its reasonable discretion, in either case not less than thirty (30) days and not more than sixty (60) days prior to the date fixed for redemption of such shares of Stock and Depositary Shares (the “Redemption Date”), to the holders of the Receipts evidencing the Depositary Shares to be so redeemed; but neither failure to mail or transmit any such notice to one or more such holders nor any defect in any notice to one or more such holders shall affect the validity of the proceedings for redemption as to the other holders. The Company shall provide the Depositary with such written notice, and each such notice shall state: (i) the Redemption Date; (ii) the number of Depositary Shares to be redeemed and, if less than all the Depositary Shares held by any holder are to be redeemed, the number of such Depositary Shares held by such holder to be so redeemed; (iii) the redemption price; (iv) the place or places where Receipts evidencing such Depositary Shares to be redeemed are to be surrendered for payment of the redemption price and (v) that dividends in respect of Stock represented by such Depositary Shares to be redeemed will cease to accrue on such Redemption Date. In case less than all the outstanding Depositary Shares are to be redeemed, the Depositary Shares to be so redeemed shall be selected either pro rata or by lot (or, in the event the Depositary Shares are in the form of Global Registered Receipts, in accordance with the applicable procedures of DTC in compliance with then-applicable rules of any national securities exchange upon which the Stock, the Depositary Shares or the Receipts are listed).

Notice having been mailed or transmitted by the Depositary as aforesaid, from and after the Redemption Date (unless the Company shall have failed to provide the funds necessary to redeem the shares of Stock evidenced by the Depositary Shares called for redemption) (i) all dividends on the shares of Stock so called for redemption shall cease to accrue from and after such date; (ii) the Depositary Shares being redeemed from such proceeds shall be deemed no longer to be outstanding; (iii) all rights of the holders of Receipts evidencing such Depositary Shares (except the right to receive the redemption price) shall, to the extent of such Depositary Shares, cease and terminate; and (iv) upon surrender in accordance with such redemption notice of the Receipts evidencing any such Depositary Shares called for redemption (properly endorsed or assigned for transfer, if the Depositary or applicable law shall so require), such Depositary Shares shall be redeemed by the Depositary at a redemption price per Depositary Share equal to one-one thousandth (1/1,000th) of the redemption price per share payable with respect to the Stock pursuant to the Certificate plus all money and other property, if any, represented by such Depositary Shares, including all amounts paid by the Company in respect of dividends that on the Redemption Date have been declared on the shares of Stock to be so redeemed and that have not theretofore been paid (it being understood that, in accordance with the Certificate, any declared but unpaid dividends payable on a Redemption Date that occurs subsequent to the record date fixed pursuant to Section 4.04 for a dividend period shall not be paid to the holder of a Receipt entitled to receive the redemption price on the Redemption Date, but rather shall be paid to the holder of such Receipt on such record date). The foregoing shall be subject further to the terms and conditions of the Certificate.

If fewer than all of the Depositary Shares evidenced by a Receipt are called for redemption, the Depositary will deliver to the holder of such Receipt upon its surrender to the Depositary, together with payment of the redemption price for the Depositary Shares called for redemption, a new Receipt evidencing the Depositary Shares evidenced by such prior Receipt and not called for redemption.

Except as provided in the preceding paragraph of this Section 2.08, the Depositary shall not be required to transfer or exchange for another Receipt any Receipt evidencing Depositary Shares called or being called for redemption in whole or in part.

The Depositary shall notify the Company of any funds deposited by or for the account of the Company for the purpose of redeeming any Depositary Shares that the holders thereof have failed to redeem after two years from the date of such deposit, and remit such funds to the Company unless otherwise required by any applicable law or regulation. The Company acknowledges that thereafter it remains subject, pursuant to this Section 2.08, to any payments obligations due to a Holder that surrenders Depositary Shares that were called for redemption pursuant to this Section and that the Depositary shall have no duty or obligation to pay that Holder, although the Depositary shall notify the Company of any surrender of that kind.

SECTION 2.09. Cancellation and Destruction of Surrendered Receipts. All Receipts surrendered to the Depositary or any Depositary’s Agent shall be cancelled by the Depositary. Except as prohibited by applicable law or regulation, the Depositary is authorized to destroy all Receipts so cancelled.

SECTION 2.10. Receipts Issuable in Global Registered Form. If the Company shall determine in a writing delivered to the Depositary that the Receipts are to be issued in whole or in part in the form of one or more Global Registered Receipts, then the Depositary shall, in accordance with the other provisions of this Deposit Agreement, execute and deliver one or more Global Registered Receipts evidencing the Receipts, which (i) shall represent, and shall be denominated in an amount equal to the aggregate number of Depositary Shares evidenced by, the Receipts to be represented by such Global Registered Receipt or Receipts, and (ii) shall be registered in the name of the Global Receipt Depository therefor or its nominee.

Notwithstanding any other provision of this Deposit Agreement to the contrary, unless otherwise provided in a Global Registered Receipt, such Global Registered Receipt may only be transferred in whole and only by the Global Receipt Depository to its nominee, or by such nominee to the Global Receipt Depository or to another nominee of the Global Receipt Depository, or by the Global Receipt Depository or any nominee thereof to a successor Global Receipt Depository for the Global Registered Receipt selected or approved by the Company or to a nominee of such successor Global Receipt Depository. Except as provided below, owners solely of beneficial interests in a Global Registered Receipt shall not be entitled to receive physical delivery of the Receipts represented by such Global Registered Receipt or to have such Receipts, or the Depositary Shares represented by such Receipts, registered in their names. Neither any such beneficial owner nor any direct or indirect participant of a Global Receipt Depository shall have any rights under this Deposit Agreement with respect to any Global Registered Receipt held on their behalf by a Global Receipt Depository, and such Global Receipt Depository may be treated by the Company, the Depositary and any director, officer, employee or agent of the Company or the Depositary as the holder of such Global Registered Receipt for all purposes whatsoever. Unless and until definitive Receipts are delivered to the owners of the beneficial interests in a Global Registered Receipt, (i) the Global Receipt Depository will make book-entry transfers among its participants and receive and transmit all payments and distributions in respect of the Global Registered Receipts to such participants, in each case, in accordance with its applicable procedures and arrangements, and (ii) whenever any notice, payment or other communication to the holders of Global Registered Receipts is required under this Deposit Agreement, the Company and the Depositary shall give all such notices, payments and communications specified herein to be given to such holders to the Global Receipt Depository.

If an Exchange Event has occurred with respect to any Global Registered Receipt, then, in any such event, the Depositary shall, upon receipt of a written order from the Company authorizing and directing the Depositary to execute and deliver individual definitive registered Receipts in exchange for such Global Registered Receipt, execute and deliver individual definitive registered Receipts, in authorized denominations and of like tenor and terms, in an aggregate number of Depositary Shares equal to the aggregate number of Depositary Shares represented by the Global Registered Receipt in exchange for such Global Registered Receipt.

Definitive registered Receipts issued in exchange for a Global Registered Receipt pursuant to this Section shall be registered in such names and in such authorized denominations as the Global Receipt Depository, pursuant to instructions from its participants, shall instruct the Depositary in writing. The Depositary shall deliver such Receipts to the Persons in whose names such Receipts are so registered.

Notwithstanding anything to the contrary in this Deposit Agreement, should the Company determine that the Receipts should be issued as a Global Registered Receipt, or that a Global Registered Receipt should be issued in exchange for definitive registered Receipts, the parties hereto shall comply with the terms of the Letter of Representations.

ARTICLE 3

CERTAIN OBLIGATIONS OF HOLDERS OF RECEIPTS AND THE COMPANY

SECTION 3.01. Filing Proofs, Certificates and Other Information. Any holder of a Receipt may be required from time to time to file such proof of residence, or other matters or other information, to execute such certificates and to make such representations and warranties as the Depositary or the Company may reasonably deem necessary or proper. The Depositary or the Company may withhold the delivery, or delay the registration of transfer, redemption or exchange, of any Receipt or the withdrawal of the shares of Stock represented by the Depositary Shares evidenced by any Receipt or the distribution of any dividend or other distribution or the sale of any property or rights or of the proceeds thereof until such proof or other information is filed or such certificates are executed or such representations and warranties are made.

SECTION 3.02. Payment of Taxes or Other Governmental Charges. Holders of Receipts shall be obligated to make payments to the Depositary of certain charges and expenses, as provided in Section 5.07. Registration of transfer of any Receipt or any withdrawal of shares of Stock and all money or other property, if any, represented by the Depositary Shares evidenced by such Receipt may be refused until any such payment due is made, and any dividends, interest payments or other distributions may be withheld or any part of or all the shares of Stock or other property represented by the Depositary Shares evidenced by such Receipt and not theretofore sold may be sold for the account of the holder thereof (after attempting by reasonable means to notify such holder prior to such sale), and such dividends, interest payments or other distributions or the proceeds of any such sale may be applied to any payment of such charges or expenses, the holder of such Receipt remaining liable for any deficiency.

SECTION 3.03. Warranty as to Stock. The Company hereby represents and warrants that the shares of Stock, when issued, will be duly authorized, validly issued, fully paid and nonassessable. Such representation and warranty shall survive the deposit of the shares of Stock and the issuance of Receipts.

ARTICLE 4

THE DEPOSITED SECURITIES; NOTICES

SECTION 4.01. Cash Distributions. Whenever the Depositary shall receive any cash dividend or other cash distribution on Stock, the Depositary shall, subject to Sections 3.01 and 3.02, distribute to holders of Receipts on the record date fixed pursuant to Section 4.04, such amounts of such dividend or distribution as are, as nearly as practicable, in proportion to the respective numbers of Depositary Shares evidenced by the Receipts held by such holders; provided, however, that in case the Company or the Depositary shall be required to withhold and shall withhold from any cash dividend or other cash distribution in respect of the Stock an amount on account of taxes, the amount made available for distribution or distributed in respect of Depositary Shares shall be reduced accordingly. The Depositary shall distribute or make available for distribution, as the case may be, only such amount, however, as can be distributed without attributing to any holder of Receipts a fraction of one cent, and any balance not so distributable shall be held by the Depositary (without liability for interest thereon) and shall be added to and be treated as part of the next sum received by the Depositary for distribution to holders of Receipts then outstanding. In the event that definitive registered Receipts are issued, each holder of such a definitive registered Receipt shall provide the Depositary with a properly completed Form W-8 or W-9 (such Form W-9 shall contain the holder’s certified tax identification number, if required), as may be applicable. Each holder of a Receipt acknowledges that the Depositary may withhold such amounts as are required by law from any of the distributions to be made hereunder.

On the date of this Deposit Agreement, the Depositary shall provide the Company with the account information for the account to which the Company shall deliver the cash dividends and other cash distributions on Stock referred to in this Section 4.01. The Depositary may update such account information from time to time by notice to the Company provided in accordance with Section 7.04.

SECTION 4.02. Distributions Other Than Cash, Rights, Preferences or Privileges. Whenever the Depositary shall receive any distribution other than cash, rights, preferences or privileges upon Stock, the Depositary shall, subject to Sections 3.01 and 3.02, distribute to holders of Receipts on the record date fixed pursuant to Section 4.04 such amounts of the securities or property received by it as are, as nearly as practicable, in proportion to the respective numbers of Depositary Shares evidenced by the Receipts held by such holders, in any manner that the Company (in consultation with the

Depositary) may reasonably deem equitable and practicable for accomplishing such distribution. If in the opinion of the Company (in consultation with the Depositary) such distribution cannot be made proportionately among such holders, or if for any other reason (including any requirement that the Company or the Depositary withhold an amount on account of taxes or governmental charges) the Company deems, after consultation with the Depositary, such distribution not to be feasible, the Company may, in consultation with the Depositary, adopt such method as it deems equitable and practicable for the purpose of effecting such distribution, including the sale (at public or private sale) of the securities or property thus received, or any part thereof, at such place or places and upon such terms as it may reasonably deem proper. The net proceeds of any such sale shall, subject to Sections 3.01 and 3.02, be distributed or made available for distribution, as the case may be, by the Depositary to such holders of Receipts as provided by Section 4.01 in the case of a distribution received in cash. The Company shall not make any distribution of such securities or property to the Depositary, and the Depositary shall not make any distribution of such securities or property to Holders of Receipts, unless the Company shall have provided an opinion of counsel stating that such securities or property have been registered under the Securities Act or do not need to be so registered in connection with such distribution.

For the avoidance of doubt, the Company shall calculate and transmit to the Depositary, and the Depositary shall have no obligation under this Deposit Agreement to calculate, the amounts of cashless distributions. The Company may consult with the Depositary, provided, however, that any determination as to such distributions will be the responsibility of the Company and the Depositary shall have no duty or obligation to investigate or confirm whether the Company’s determination is accurate or correct.

SECTION 4.03. Subscription Rights, Preferences or Privileges. If the Company shall at any time offer or cause to be offered to the Persons in whose names shares of Stock are recorded on the books of the Company any rights, preferences or privileges to subscribe for or to purchase any securities or any rights, preferences or privileges of any other nature, such rights, preferences or privileges shall in each such instance be made available by the Depositary, to the holders of Receipts in accordance with the written instructions of the Company, either by the issue to such holders of warrants representing such rights, preferences or privileges or by such other method as may be approved by the Company in its discretion with written notice to the Depositary; provided, however, that (i) if at the time of issue or offer of any such rights, preferences or privileges the Company determines that it is not lawful or (after consultation with the Depositary) not feasible to make such rights, preferences or privileges available to holders of Receipts by the issue of warrants or otherwise, or (ii) if and to the extent so instructed by holders of Receipts who do not desire to exercise such rights, preferences or privileges, then the Company, in its discretion (with written notice to the Depositary in any case where the Company has determined that it is not feasible to make such rights, preferences or privileges available), may, if applicable laws or the terms of such rights, preferences or privileges permit such transfer, sell such rights, preferences or privileges at public or private sale, at such place or places and upon such terms as it may deem proper. The net proceeds of any such sale shall, subject to Sections 3.01 and 3.02, be distributed by the Depositary to the holders of Receipts entitled thereto as provided by Section 4.01 in the case of a distribution received in cash.

If registration under the Securities Act of the securities to which any rights, preferences or privileges relate is required in order for holders of Receipts to be offered or sold the securities to which such rights, preferences or privileges relate, the Company agrees with the Depositary that it will promptly notify the Depositary of such requirement and will file promptly a registration statement pursuant to the Securities Act with respect to such rights, preferences or privileges and securities and use its reasonable best efforts to cause such registration statement to become effective sufficiently in advance of the expiration of such rights, preferences or privileges to enable such holders to exercise such rights, preferences or privileges. In no event shall the Depositary make available to the holders of Receipts any right, preference or privilege to subscribe for or to purchase any securities unless and until such registration statement shall have become effective, or the Company shall have provided to the Depositary an opinion of counsel to the effect that the offering and sale of such securities to such holders are exempt from registration under the provisions of the Securities Act.

If any other action under the laws of any jurisdiction or any governmental or administrative authorization, consent or permit is required in order for such rights, preferences or privileges to be made available to holders of Receipts, the Company agrees with the Depositary that it will promptly notify the Depositary of such requirements and that the Company will use its reasonable best efforts to take such action or obtain such authorization, consent or permit sufficiently in advance of the expiration of such rights, preferences or privileges to enable such holders to exercise such rights, preferences or privileges.

The Depositary will not be deemed to have any knowledge of any item for which it is supposed to receive notification under any Section of this Deposit Agreement unless and until it has received such notification in writing.

SECTION 4.04. Notice of Dividends, Etc.; Fixing Record Date for Holders of Receipts. Whenever any cash dividend or other cash distribution shall become payable or any distribution other than cash shall be made, or if rights, preferences or privileges shall at any time be offered with respect to Stock, or whenever the Depositary shall receive notice of any meeting at which holders of Stock are entitled to vote or of which holders of Stock are entitled to notice, or whenever the Depositary and the Company shall decide it is appropriate, the Depositary shall in each such instance fix a record date (which shall be the same date as the record date fixed by the Company with respect to or otherwise in accordance with the terms of the Stock) for the determination of the holders of Receipts who shall be entitled to receive such dividend, distribution, rights, preferences or privileges or the net proceeds of the sale thereof, or to give instructions for the exercise of voting rights at any such meeting, or who shall be entitled to notice of such meeting or for any other appropriate reasons.

SECTION 4.05. Voting Rights. Subject to the provisions of the Certificate, upon receipt of notice from the Company of any meeting at which the holders of Stock are entitled to vote, the Depositary shall, as soon as practicable thereafter, mail or transmit by such other method approved by the Depositary, in its reasonable discretion, to the record holders of Receipts, as determined on the record date fixed pursuant to Section 4.04, a notice prepared by the Company that shall contain (i) such information as is contained in such notice of meeting, (ii) a statement that such holders may, subject to any applicable restrictions, instruct the Depositary as to the exercise of the voting rights pertaining to the shares of Stock represented by their respective Depositary Shares (including an express indication that instructions may be given to the Depositary to give a discretionary proxy to a person designated by the Company) and (iii) a brief statement as to the manner in which such instructions may be given. Upon the written request of the holders of

Receipts on the relevant record date, the Depositary shall to the extent possible vote or cause to be voted, in accordance with the instructions set forth in such requests, the maximum number of whole shares of Stock represented by the Depositary Shares evidenced by all Receipts as to which any particular voting instructions are received, provided that the Depositary receives such instructions sufficiently in advance of such voting to enable it to so vote or cause such Stock to be voted. The Company hereby agrees to take all reasonable action that may be deemed necessary by the Depositary in order to enable the Depositary to vote such shares of Stock or cause such shares to be voted. In the absence of specific instructions from the holder of a Receipt, the Depositary will abstain from voting (but, in its discretion, not from appearing at any meeting with respect to such Stock unless directed to the contrary by the holders of all the Receipts) to the extent of the Stock represented by the Depositary Shares evidenced by such Receipt.

SECTION 4.06. Changes Affecting Deposited Securities and Reclassifications, Recapitalizations, Etc. Upon any change in par value or liquidation preference, split-up, combination or any other reclassification of the Stock, subject to the provisions of the Certificate, or upon any recapitalization, reorganization, merger, amalgamation or consolidation affecting the Company or to which it is a party, the Depositary shall, upon the written instructions of the Company (i) make such adjustments as are certified by the Company in the fraction of an interest represented by one Depositary Share in one share of Stock as may be necessary to fully reflect the effects of such change in par value or liquidation preference, split-up, combination or other reclassification of Stock, or of such recapitalization, reorganization, merger, amalgamation or consolidation and (ii) treat any securities that shall be received by the Depositary in exchange for or upon conversion of or in respect of the Stock as new deposited securities so received in exchange for or upon conversion or in respect of such Stock. In any such case, the Depositary shall, upon the written instruction of the Company, execute and deliver additional Receipts or call for the surrender of all outstanding Receipts to be exchanged for new Receipts specifically describing such new deposited securities. Anything to the contrary herein notwithstanding, holders of Receipts shall have the right from and after the effective date of any such change in par value or liquidation preference, split-up, combination or other reclassification of the Stock or any such recapitalization, reorganization, merger, amalgamation or consolidation to surrender such Receipts to the Depositary with written instructions to convert, exchange or surrender the shares of Stock represented thereby only into or for, as the case may be, the kind and amount of shares of stock and other securities and property and cash into which the Stock represented by such Receipts might have been converted or for which such shares might have been exchanged or surrendered immediately prior to the effective date of such transaction.

SECTION 4.07. Delivery of Reports. The Depositary shall make available for inspection by holders of Receipts at the Depositary’s Office during normal business hours any reports and communications received from the Company that are both received by the Depositary as the holder of the deposited shares and which the Company is required to furnish to the holders of Stock. In addition, the Depositary shall transmit, upon written request by the Company, certain notices and reports to the holders of Receipts as provided in Section 5.05.

SECTION 4.08. Lists of Receipt Holders. Promptly upon request from time to time by the Company, the Depositary shall furnish to it a list, as of the most recent practicable date, of the names, addresses and holdings of Depositary Shares of all holders of Receipts.

ARTICLE 5

THE DEPOSITARY, THE DEPOSITARY’S AGENTS, THE REGISTRAR

AND THE COMPANY

SECTION 5.01. Maintenance of Offices, Agencies and Transfer Books by the Depositary; Registrar. Upon execution of this Deposit Agreement, the Depositary shall maintain at the Depositary’s Office, facilities for the execution and delivery, registration and registration of transfer, surrender and exchange, split-up, combination and redemption of Receipts and deposit and withdrawal of shares of Stock, and at the offices of the Depositary’s Agents, if any, facilities for the delivery, registration of transfer, surrender and exchange, split-up, combination and redemption of Receipts and deposit and withdrawal of shares of Stock, all in accordance with the provisions of this Deposit Agreement.

The Depositary shall keep books at the Depositary’s Office for the registration and registration of transfer of Receipts, which books at all reasonable times shall be open for inspection by the holders of Receipts; provided that any such holder requesting to exercise such right shall certify to the Depositary that such inspection shall be for a proper purpose reasonably related to such Person’s interest as an owner of Depositary Shares evidenced by the Receipts.

The Depositary may close such books, at any time or from time to time, when deemed necessary or advisable by the Depositary or the Company because of any requirement of law or of any governmental body or commission, stock exchange or any applicable self-regulatory body.

The Depositary may, with the approval of the Company, appoint a Registrar for registration of the Receipts or the Depositary Shares evidenced thereby. If the Receipts or the Depositary Shares evidenced thereby or the shares of Stock represented by such Depositary Shares shall be listed on any national securities exchange, the Depositary will act as Registrar or appoint a Registrar (with the approval of the Company) for registration of such Receipts or Depositary Shares in accordance with any requirements of such exchange. Such Registrar (which may be the Depositary if so permitted by the requirements of such exchange) may be removed and a substitute registrar appointed by the Depositary upon the request or with the approval of the Company. If the Receipts, such Depositary Shares or Stock are listed on one or more other stock exchanges, the Depositary will, at the request of the Company, arrange such facilities for the delivery, registration, registration of transfer, surrender and exchange of such Receipts, such Depositary Shares or Stock as may be required by law or applicable stock exchange regulation.

SECTION 5.02. Prevention of or Delay in Performance by the Depositary or the Company . None of the Depositary, the Depositary’s Agents, the Registrar, the Transfer Agent or the Company, as the case may be, shall incur any liability to any holder of any Receipt or any other Person if by reason of any provision of any present or future law, or regulation thereunder, of the United States of America or of any other governmental authority or, in the case of the Depositary, the Depositary’s Agents, the Registrar or the Transfer Agent, by reason of any provision, present or future, of the Company’s Articles of Incorporation, as amended (including the Certificate), or of the Depositary Shares or by reason of forces beyond the relevant party’s control, including, without limitation, strikes, work stoppages, industrial accidents, act of war or terrorism, civil or military disturbances, nuclear or natural catastrophes or acts of God, and interruptions, loss or malfunctions of utilities or communications services, the Depositary, the Depositary’s Agents, the Registrar, the

Transfer Agent or the Company, as the case may be, shall be prevented or forbidden from, delayed in, or subjected to any penalty on account of, doing or performing any act or thing which the terms of this Deposit Agreement provide shall be done or performed; nor shall the Depositary, the Depositary’s Agents, the Registrar, the Transfer Agent or the Company, as the case may be, incur liability to any holder of a Receipt (i) by reason of any nonperformance or delay, caused as aforesaid, in the performance of any act or thing which the terms of this Deposit Agreement provide shall or may be done or performed, or (ii) by reason of any exercise of, or failure to exercise, any discretion provided for in this Deposit Agreement except, in the case of any such exercise or failure to exercise discretion not caused as aforesaid, if caused by the bad faith, gross negligence, willful misconduct or fraud of the party charged with such exercise or failure to exercise (in each case as determined by a final, non-appealable judgment of a court of competent jurisdiction).

SECTION 5.03. Concerning the Depositary, etc. None of the Depositary, the Depositary’s Agents, the Registrar, or the Transfer Agent assumes any obligation or shall be subject to any liability under this Deposit Agreement other than to perform those duties as are specifically set forth in this Deposit Agreement without bad faith, gross negligence, willful misconduct or fraud (each as determined by a final non appealable judgment of a court of competent jurisdiction) and no covenants or obligations shall be implied in or read into this Deposit Agreement with respect to such entities. Notwithstanding anything in this Deposit Agreement to the contrary, neither the Depositary, nor the Depositary’s Agent nor any Registrar nor the Transfer Agent nor the Company, as the case may be, shall be liable in any event for special, punitive, incidental, indirect or consequential losses or damages of any kind whatsoever (including but not limited to lost profits) irrespective of whether such Person has been advised of the likelihood of such loss or damage and regardless of the form of action. Notwithstanding anything in this Deposit Agreement to the contrary, excluding the Depositary’s willful misconduct, gross negligence, bad faith or fraud (each as determined by a final non appealable judgment of a court of competent jurisdiction), any liability of the Depositary and any Depositary’s Agent, Registrar or Transfer Agent, as the case may be, under this Deposit Agreement, whether in contract, tort, or otherwise, will be limited to, and shall not exceed, an amount equal to the annual fees paid by the Company to such person, but not including reimbursable expenses.

None of the Depositary, the Depositary’s Agents, the Transfer Agent, Registrar or the Company, as the case may be, shall be under any obligation to appear in, prosecute or defend any action, suit or other proceeding in respect of the Stock, the Depositary Shares or the Receipts on behalf of the Holders or any other Person. The Depositary shall act solely as agent for the Company and shall not assume any obligations or relationship of agency or trust with any of the owners or holders of the Receipts, Depositary Shares or Stock.

None of the Depositary, the Depositary’s Agents, the Registrar, the Transfer Agent, as the case may be, shall be liable for any action or any failure to act by it in reliance upon the advice of legal counsel (who may be legal counsel for the Company) or accountants, or information from any Person presenting the shares of Stock for deposit, any holder of a Receipt or any other Person believed by it to be competent to give such advice or information. The Depositary, the Depositary’s Agents, the Transfer Agent, and the Registrar, as the case may be, may each rely and shall each be protected in acting or omitting to act upon any such advice or written notice, request, direction or other document reasonably believed by it to be genuine and to have been signed or presented by the proper party or parties.

From time to time, the Company may provide the Depositary with instructions concerning the services performed by the Depositary hereunder. In addition, at any time the Depositary may apply to any officer of the Company for instruction with respect to any matter arising in connection with the services to be performed by the Depositary under this Deposit Agreement. The Depositary and Depositary’s Agents shall not be liable and shall be indemnified by the Company for any action taken or omitted by the Depositary in reliance upon any Company instructions. The Depositary shall not be held to have notice of any change of authority of any person, until receipt of written notice thereof from the Company.

In the absence of bad faith, gross negligence, willful misconduct or fraud (in each case as determined by a final, non-appealable judgment of a court of competent jurisdiction), the Depositary shall not be responsible for any failure to carry out any instruction to vote any of the shares of Stock or for the manner or effect of any such vote made. The Depositary may also act as transfer agent or registrar of any of the securities of the Company and its affiliates.

No provision of this Deposit Agreement shall require the Depositary to expend or risk its own funds or otherwise incur any financial liability in the performance of any of its duties hereunder or in the exercise of any of its rights or powers, if it believes that repayment of such funds or adequate indemnity against such risk or liability is not reasonably assured to it.

The Depositary shall not be obligated to segregate money held by it under this Deposit Agreement from other monies held by it, except as required by law or this Deposit Agreement.

In the event the Depositary believes any ambiguity or uncertainty exists hereunder or in any notice, instruction, direction, request or other communication, paper or document received by the Depositary hereunder, or in the administration of any of the provisions of this Deposit Agreement, the Depositary shall deem it necessary or desirable that a matter be proved or established prior to taking, omitting or suffering to take any action hereunder, the Depositary may, in its sole discretion upon written notice to the Company, refrain from taking any action and shall be fully protected and shall not be liable in any way to the Company, any holders of Receipts, or any other Person for refraining from taking such action, unless the Depositary receives written instructions or a certificate signed by the Company which eliminates such ambiguity or uncertainty to the reasonable satisfaction of the Depositary or which proves or establishes the applicable matter to the reasonable satisfaction of the Depositary, as long as any such non-action is not taken in fraud, willful misconduct, gross negligence or bad faith (each as determined by a final non-appealable judgment of a court of competent jurisdiction).

The Depositary undertakes not to execute and deliver any Receipt other than to evidence the Depositary Shares representing the Stock that has been delivered to and is then on deposit with the Depositary. The Depositary also undertakes not to sell (except as provided herein), pledge or lend Stock held by it as Depositary.

No disclaimer of liability by the Company under the Securities Act is intended by any provision of this Deposit Agreement.

The Depositary shall not be required to take notice or be deemed to have notice of any event or condition hereunder, including any event or condition that may require action by the Depositary, unless the Depositary shall be specifically notified in writing of such event or condition by the Company, and all notices or other instruments required by this Deposit Agreement to be delivered to the Depositary must, in order to be effective, be received by the Depositary as specified in Section 7.04 hereof, and in the absence of such notice so delivered, the Depositary may conclusively assume no such event or condition exists.

The Depositary shall not be liable for or by reason of any of the statements of fact or recitals contained in this Deposit Agreement or in the Receipts, except as to its countersignature thereof, or be required to verify the same, but all such statements and recitals are and shall be deemed to have been made by the Company only.

The Depositary shall not have any liability for or be under any responsibility in respect of the validity of this Deposit Agreement or the execution and delivery hereof (except the due execution and delivery hereof by the Depositary) or in respect of the legality or validity or execution of any Receipt, except its countersignature thereof; nor shall it be responsible for any breach by the Company of any covenant or failure by the Company to satisfy any condition contained in this Deposit Agreement or in any Receipt; nor shall it be liable or responsible for modification by or order of any court, tribunal, or governmental authority in connection with the foregoing or any adjustment required hereunder or responsible for the manner, method or amount of any such adjustment or the ascertaining of the existence of facts that would require any such adjustment; nor shall it by any act hereunder be deemed to make any representation or warranty as to the authorization or reservation of any Stock or other securities to be issued pursuant to this Deposit Agreement or any Receipt or as to whether any shares of Stock or other securities will, when so issued, be validly authorized and issued, fully paid and nonassessable; nor shall the Depositary be liable or responsible for any failure of the Company to comply with any of its obligations relating to any registration statement filed with the Securities and Exchange Commission, including without limitation obligations under applicable regulation or law.

Subject to applicable law, the Depositary and any stockholder, director, officer or employee of the Depositary may buy, sell or deal in any of the Receipts, Depositary Shares, Stocks or other securities of the Company or become pecuniarily interested in any transaction in which the Company may be interested, or contract with or lend money to the Company or otherwise act as fully and freely as though it were not Depositary, Transfer Agent or Registrar under this Deposit Agreement. Nothing herein shall preclude the Depositary from acting in any other capacity for the Company or for any other legal entity.

The Depositary may rely on and be fully authorized and protected in acting or failing to act upon (a) any guaranty of signature by an “eligible guarantor institution” that is a member or participant in the Securities Transfer Agents Medallion Program or other comparable “signature guarantee program” or insurance program in addition to, or in substitution for, the foregoing; or (b) any law, act, regulation or any interpretation of the same even though such law, act, or regulation may thereafter have been altered, changed, amended or repealed.

SECTION 5.04. Resignation and Removal of the Depositary; Appointment of Successor Depositary. The Depositary may at any time resign as Depositary hereunder by delivering thirty (30) days’ written notice of its election to do so to the Company, such resignation to take effect upon the appointment of a successor Depositary and its acceptance of such appointment as hereinafter provided.

The Depositary may at any time be removed by the Company by thirty (30) days’ written notice of such removal delivered to the Depositary.

In case at any time the Depositary acting hereunder shall resign or be removed, the Company shall, within thirty (30) days after the delivery of the notice of resignation or removal, as the case may be, seek to appoint a successor Depositary, which shall be a bank or trust company having its principal office in the United States of America and having a combined capital and surplus of at least $50,000,000 or an affiliate of any such bank or trust company. The Depositary shall promptly forward to the successor depositary or its designee any shares of Stock held by it and any certificates, letters, notices and other documents that the Depositary may receive after its appointment has terminated. If no successor Depositary shall have been so appointed and have accepted appointment within thirty (30) days after delivery of such notice, the resigning or removed Depositary may petition any court of competent jurisdiction for the appointment of a successor Depositary. Every successor Depositary shall execute and deliver to its predecessor and to the Company an instrument in writing accepting its appointment and assuming all obligations of the Depositary hereunder, and thereupon such successor Depositary, without any further act or deed, shall become fully vested with all the rights, powers, duties and obligations of its predecessor and for all purposes shall be the Depositary under this Deposit Agreement, and such predecessor, upon payment of all sums due it and upon the written request of the Company, shall promptly execute and deliver an instrument transferring to such successor all rights and powers of such predecessor hereunder, shall duly assign, transfer and deliver all right, title and interest in the shares of Stock and any moneys or property held hereunder to such successor, and shall deliver to such successor a list of the holders of all outstanding Receipts and such records, books and other information in its possession relating thereto. Any successor Depositary shall promptly mail or transmit by such other method approved by such successor Depositary, in its reasonable discretion, notice of its appointment to the holders of Receipts.

Any Person into or with which the Depositary may be merged, consolidated or converted shall be the successor of the Depositary without the execution or filing of any document or any further act, and notice thereof shall not be required hereunder. Such successor Depositary may execute the Receipts in the name of the predecessor Depositary or in the name of the successor Depositary.

The provisions of this Section 5.04 as they apply to the Depositary apply to the Registrar and Transfer Agent, as if specifically enumerated herein.

Subject to the first two paragraphs of this Section 5.04, the removal or resignation of the Depositary shall automatically be deemed to be a removal or resignation of the Depositary as Registrar, Transfer Agent, dividend disbursement agent and redemption agent (to the extent the Depositary is also acting in such capacities) herein without any further act or deed.

SECTION 5.05. Corporate Reports. The Company agrees that it will deliver to the Depositary, and the Depositary will, as promptly as practicable after receipt of all necessary information and documents, transmit to the record holders of Receipts, in each case at the addresses recorded in the Depositary’s or Registrar’s books, copies of all notices, reports and communications from the Company (including without limitation financial statements) required by law, by the rules of any national securities exchange upon which the Stock, the Depositary Shares or the Receipts are listed or by the Company’s Articles of Incorporation, as amended (including the Certificate), to be furnished to the record holders of Receipts. Such transmission will be at the Company’s expense and the Company will provide the Depositary with such number of copies of such documents as the Depositary may reasonably request. In addition, the Depositary will transmit to the record holders of Receipts at the Company’s expense such other documents as may be requested in writing by the Company. The Company is solely responsible for the content and format of all such information, documents, notices, reports and communications, and the Depositary shall not have any liability or responsibility for content, format, accuracy or completeness of such information, documents, notices, reports and communications.

SECTION 5.06. Indemnification. Notwithstanding anything in Section 5.03 to the contrary, the Company shall indemnify the Depositary, any Depositary’s Agent, the Transfer Agent, the Registrar, the dividend disbursement agent and redemption agent (including each of their respective officers, directors, agents and employees) against, and hold each of them harmless from, any loss, damage, judgment, cost, fine, penalty, claim, demand, settlement, liability or expense (including the reasonable costs and expenses of its legal counsel) which may arise out of or, in connection with acts performed, taken or omitted to be taken in connection with the execution, acceptance, administration, exercise and performance of its duties under this Deposit Agreement and the Receipts by the Depositary, any Registrar, any Transfer Agent, any dividend disbursement agent and any redemption agent or any of their respective agents (including any Depositary’s Agent) and any transactions or documents contemplated hereby, except for any liability arising out of fraud, gross negligence, willful misconduct or bad faith (as determined by a final, non-appealable judgment of a court of competent jurisdiction) on the respective parts of any such Person or Persons. The obligations of the Company and the rights of the Depositary, the Depositary’s Agent, Transfer Agent, Registrar and any other indemnified Person under this Section 5.06 shall survive the replacement, removal, resignation or any succession of any Depositary, Registrar, Transfer Agent or other Depositary’s Agent or termination of this Deposit Agreement. The costs and expenses incurred in enforcing this right of indemnification shall be paid by the Company.

Any Person seeking indemnification hereunder (an “indemnified person”) shall notify the Company in writing of the commencement of any action or claim in respect of which indemnification may be sought promptly after such indemnified person becomes aware of such commencement (provided that no such notification is required if the Company is also party to such claim; further, provided, that the failure to make such notification shall not affect such indemnified person’s rights under this Section 5.06) and shall, except where a conflict of interests exists or may reasonably be expected to arise, consult in good faith with the Company as to the conduct of the defense of such action or claim, which shall be reasonable in the circumstances. No indemnified person shall compromise or settle any such action or claim for monetary consideration, or admit to any wrongdoing, without the consent of the Company, which consent shall not be unreasonably withheld, conditioned or delayed.

All funds received by Computershare under this Deposit Agreement that are to be distributed or applied by Computershare in the performance of services hereunder (the “Funds”) shall be held by Computershare as agent for the Company and deposited in one or more bank accounts to be maintained by Computershare in its name as agent for the Company. Until paid pursuant to the terms of this Deposit Agreement, Computershare will hold the Funds through such accounts in: deposit accounts of commercial banks with Tier 1 capital exceeding $1 billion or with an average rating above investment grade by S&P (LT Local Issuer Credit Rating), Moody’s (Long Term Rating) and Fitch Ratings, Inc. (LT Issuer Default Rating) (each as reported by Bloomberg Finance L.P.). Computershare shall have no responsibility or liability for any diminution of the Funds that may result from any deposit made by Computershare in accordance with this paragraph, including any losses resulting from a default by any bank, financial institution or other third party. Computershare may from time to time receive interest, dividends or other earnings in connection with such deposits. Computershare shall not be obligated to pay such interest, dividends or earnings to the Company, any holder or any other party.

SECTION 5.07. Fees, Charges and Expenses. The Company agrees to pay to the Depositary, the Depositary’s Agent, the Registrar, the Transfer Agent, any dividend disbursement agent and any redemption agent, reasonable compensation for all services rendered by them hereunder in accordance with a fee schedule to be mutually agreed upon and, from time to time, on demand of the Depositary, to reimburse the Depositary, the Depositary’s Agent, the Transfer Agent, the Registrar any dividend disbursement agent and any redemption agent for all of its reasonable and documented expenses (including reasonable and documented outside counsel fees and expenses of outside counsel, without duplication) and other disbursements incurred (as applicable) in the exercise and performance of its duties hereunder. The Company shall pay all transfer and other taxes and governmental charges arising solely from the existence of the depositary arrangements. The Company shall pay all charges of the Depositary in connection with the initial deposit of the shares of Stock and the initial issuance of the Depositary Shares, all withdrawals of shares of the Stock by Holders of Depositary Shares and any redemption or exchange of shares of Stock at the option of the Company. All other transfer and other taxes and governmental charges shall be at the expense of holders of Depositary Shares. If, at the request of a holder of Receipts, the Depositary incurs charges or expenses for which it or the Company is not otherwise liable hereunder, such holder will be liable for such charges and expenses. The Depositary shall present its statement for charges and expenses to the Company at such intervals as the Company and the Depositary may agree. The obligations of the Company and the rights of the Depositary, the Depositary’s Agent, Transfer Agent or Registrar under this Section 5.07 shall survive the replacement, removal, resignation or any succession of any Depositary, Registrar, Transfer Agent or Depositary’s Agent or termination of this Deposit Agreement.

ARTICLE 6

AMENDMENT AND TERMINATION

SECTION 6.01. Amendment. The form of the Receipts and any provisions of this Deposit Agreement may at any time and from time to time be amended by written agreement between the Company and the Depositary in any respect which they may deem necessary or desirable; provided, however, that no such amendment which shall materially and adversely alter the rights of the holders of Receipts shall be effective unless such amendment shall have been approved by the holders of Receipts representing in the aggregate at least a majority of the Depositary Shares then outstanding. Every holder of an outstanding Receipt at the time any such amendment becomes effective in accordance with its terms shall be deemed, by continuing to hold such Receipt, to consent and agree to such amendment and to be bound by this Deposit Agreement as amended thereby. Notwithstanding the foregoing, in no event may any amendment impair the right of any holder of any Receipts, upon surrender of such Receipts and subject to any conditions specified in this Deposit Agreement, to receive shares of Stock and any money or other property represented thereby, except in order to comply with mandatory provisions of applicable law or the rules and regulations of any governmental body, agency or commission, or any national securities exchange upon which the Stock, the Depositary Shares or the Receipts are listed. Upon the request of the Depositary, an authorized officer of the Company shall deliver a certificate which states that the proposed amendment is in compliance with the terms of this Section 6.01 with respect to consent by holders.

SECTION 6.02. Termination. This Deposit Agreement may be terminated by the Company at any time upon not less than sixty (60) days’ prior written notice to the Depositary, in which case, upon a date that is not later than thirty (30) days after the date of such notice, the Depositary shall deliver or make available for delivery to holders of Receipts, upon surrender of the Receipt or Receipts held by such holder, and upon payment of any applicable taxes or governmental charges, such number of whole shares of Stock represented by such Receipt or Receipts. The Depositary may likewise terminate this Deposit Agreement by mailing notice of such termination to the Company and the holders of all Receipts then outstanding if at any time thirty (30) days shall have expired after the Depositary shall have delivered to the Company a written notice of its election to resign and a successor depositary shall not have been appointed and accepted its appointment as provided in Section 5.04. If the holder of any Receipt or Receipts shall not have surrendered such Receipt or Receipts in exchange for whole shares of Stock on or prior to the effective date of termination of this Deposit Agreement, such holder shall for all purposes, including the payment of dividends, be deemed to be a holder of the appropriate number of whole shares of Stock previously represented by such Receipt or Receipts and shall thereafter surrender to the Company such Receipt or Receipts in exchange for whole shares of Stock.

If any Receipts shall remain outstanding after the date of termination of this Deposit Agreement, the Depositary thereafter shall discontinue the registration of transfers of Receipts, shall suspend the distribution of dividends to the holders thereof, and shall not give any further notices or perform any further acts under this Deposit Agreement, except that the Depositary shall continue to collect dividends and other distributions pertaining to the Stock, and shall continue to deliver such Stock, together with any dividends or other distributions received with respect thereto and the net proceeds of the sale of any rights or other property, if any, in exchange for Receipts surrendered to the Depositary. At any time after the expiration of two year from the date of termination, the Depositary shall (i) sell such Stock then held hereunder and may thereafter hold uninvested the net proceeds of any such sale, together with any other cash then held by it hereunder, without liability for interest, for the pro rata benefit of the holders which have not theretofore surrendered their Receipts or (ii) return such shares of Stock to the Company. After making such sale or return, the Depositary shall be discharged from all obligations under this Deposit Agreement, except to account for such net proceeds and other cash (after deducting, in each case, the fee of the Depositary for the surrender of a Receipt, any expenses for the account of the holder of such Receipt in accordance with the terms and conditions of this Deposit Agreement, and any applicable taxes or governmental charges). Nothing contained in this Section 6.02 shall impede the Depositary’s right to resign under Section 5.04.

This Deposit Agreement shall automatically terminate after there shall have been made a final distribution in respect of the Stock in connection with any liquidation, dissolution or winding up of the affairs of the Company and such distribution shall have been distributed to the holders of Receipts pursuant to Sections 4.01 or 4.02, as applicable.

Upon the termination of this Deposit Agreement, the Company shall be discharged from all obligations under this Deposit Agreement, except for its obligations to the Depositary and any Depositary’s Agent, any Registrar, any Transfer Agent, any dividend disbursement agent or redemption agent under Sections 5.06 and 5.07.

ARTICLE 7

MISCELLANEOUS

SECTION 7.01. Counterparts. This Deposit Agreement may be executed in any number of counterparts, and by each of the parties hereto on separate counterparts, each of which counterparts, when so executed and delivered, shall be deemed an original, but all such counterparts taken together shall constitute one and the same instrument. A signature to this Deposit Agreement transmitted electronically shall have the same authority, effect and enforceability as an original signature.

SECTION 7.02. Exclusive Benefit of Parties. This Deposit Agreement is for the exclusive benefit of the parties hereto, and their respective successors hereunder, and shall not be deemed to give any legal or equitable right, remedy or claim to any other Person whatsoever.

SECTION 7.03. Invalidity of Provisions. In case any one or more of the provisions contained in this Deposit Agreement or in the Receipts should be or become invalid, illegal or unenforceable in any respect, the validity, legality and enforceability of the remaining provisions contained herein or therein shall in no way be affected, prejudiced or disturbed thereby; provided, however, that if such invalid, illegal or unenforceable provision shall adversely affect the rights, immunities, liabilities, duties or obligations of the Depositary, the Depositary shall be entitled to resign immediately upon written notice to the Company.

SECTION 7.04. Notices. Any and all notices to be given to the Company hereunder or under the Receipts shall be in writing and shall be deemed to have been duly given if personally delivered or sent by U.S. mail, recognized next day courier services, facsimile transmission, or electronic mail and confirmed by letter, addressed to the Company at:

700 Market Street

St. Louis, Missouri 63101

Attention: Corporate Secretary

Telephone No.: (314) 342-0530

Facsimile No.: (314) 421-1979

Email: Ellen.Theroff@spireenergy.com

or at any other address of which the Company shall have notified the Depositary in writing.

Any and all notices to be given to the Depositary hereunder or under the Receipts shall be in writing and shall be deemed to have been duly given if personally delivered or sent by first class U.S. mail, postage prepaid, recognized next day courier services, facsimile transmission (subject to confirmation receipt), addressed to the Depositary at the Depositary’s Office at:

250 Royall Street

Canton, Massachusetts 02021

Attention: General Counsel

Facsimile No.: 781.575.4210

or at any other address of which the Depositary shall have notified the Company in writing.

Any and all notices to be given to any holder of a Receipt hereunder or under the Receipts shall be in writing and shall be deemed to have been duly given if personally delivered or sent by U.S. mail, recognized next day courier services, facsimile transmission or electronic mail, confirmed by letter, addressed to such holder at the address of such holder as it appears on the books of the Depositary; or if such holder shall have timely filed with the Depositary a written request that notices intended for such holder be mailed to some other address, at the address designated in such request; or in the case of any Global Receipt Depository, in accordance with its applicable procedures and arrangements for notices.

Delivery of a notice sent by mail or as provided in this Section 7.04 shall be deemed to be effected at the time when a duly addressed letter containing the same (or a confirmation thereof in the case of facsimile transmission or electronic mail) is deposited, postage prepaid, in a post office letter box; provided, that notice to a Global Receipt Depository shall be deemed to be effected at the time such notice is delivered or made as provided in this Section 7.04. The Depositary or the Company may, however, without liability, act upon any facsimile transmission or electronic mail received by it from the other or from any holder of a Receipt, notwithstanding that such facsimile transmission or electronic mail shall not subsequently be confirmed by letter or as aforesaid.

SECTION 7.05. Depositary’s Agents. The Depositary may perform any of its duties hereunder either directly or by or through (i) registrars or transfer agents, as appointed by the Company, or appointed by the Depositary with the approval of the Company, pursuant to this Deposit Agreement, or other similar agents appointed by the Depositary with the approval of the Company, or (ii) attorneys, nominees, correspondents, designees, custodians, subcustodians or other incidental service providers (including, without limitation, postal, courier or printing services) (collectively, the “Depositary’s Agents”), and the Depositary shall not be answerable or accountable for any act, default, neglect or misconduct of any such attorney or agents or for any loss to the Company resulting from any such act, default, neglect or misconduct, absent gross negligence, bad faith, willful misconduct or fraud (each as determined by a final non-appealable judgment of a court of competent jurisdiction) in the selection and continued employment thereof

SECTION 7.06. Appointment of Registrar and Transfer Agent in respect of the Depositary Shares and Receipts. The Company hereby appoints the Depositary as Registrar, transfer agent, dividend disbursing agent and redemption agent in respect of the Depositary Shares and the related Receipts and the Depositary hereby accepts such appointments.

SECTION 7.07. Appointment of Registrar and Transfer Agent in respect of the Stock. The Company hereby appoints Computershare and Trust Company, acting jointly, as transfer agent, registrar, dividend disbursing agent and redemption agent in respect of the Stock, and Computershare and Trust Company hereby accept such appointments. With respect to the appointments of Computershare and Trust Company as Transfer Agent, Registrar, dividend disbursing agent and redemption agent in respect of the Stock, Computershare and Trust Company shall be entitled to the same rights, indemnities, immunities and benefits as the Depositary hereunder as if explicitly named in each such provision, it being understood that the Stock is not and the Company does not expect to make the Stock eligible for settlement through DTC.

SECTION 7.08. Waiver of Jury Trial. EACH OF THE COMPANY, THE HOLDERS AND THE DEPOSITARY HEREBY IRREVOCABLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY AND ALL RIGHT TO TRIAL BY JURY IN ANY LEGAL PROCEEDING ARISING OUT OF OR RELATING TO THIS DEPOSIT AGREEMENT, THE DEPOSITARY SHARES OR THE TRANSACTIONS CONTEMPLATED HEREBY.

SECTION 7.09. Holders of Receipts Are Parties. The holders of Receipts from time to time shall be parties to this Deposit Agreement and shall be bound by all of the terms and conditions hereof and of the Receipts by acceptance of delivery thereof.

SECTION 7.10. Governing Law and Submission to Jurisdiction. This Deposit Agreement and the Receipts and all rights hereunder and thereunder and provisions hereof and thereof shall be governed by, and construed in accordance with, the internal laws of the State of New York applicable to contracts to be made and performed entirely within such state. Any suit, action or proceeding brought by one party hereto against another party hereto in connection with or arising under this Deposit Agreement shall be brought solely in the state or federal court or appropriate jurisdiction located in the Borough of Manhattan, The City of New York and each party hereto irrevocably waives, to the fullest extent permitted by law, (i) any objection that such courts are an inconvenient forum and (ii) any claim of immunity, sovereign or otherwise.

SECTION 7.11. Inspection of Deposit Agreement. Copies of this Deposit Agreement shall be filed with the Depositary and the Depositary’s Agents and shall be open to inspection during business hours at the Depositary’s Office and the respective offices of the Depositary’s Agents, if any, by any holder of a Receipt.

SECTION 7.12. Headings. The headings of articles and sections in this Deposit Agreement and in the form of the Receipt set forth in Exhibit A hereto have been inserted for convenience only and are not to be regarded as a part of this Deposit Agreement or the Receipts or to have any bearing upon the meaning or interpretation of any provision contained herein or in the Receipts.

SECTION 7.13. Further Assurance. The Company agrees that it will perform, execute, acknowledge and deliver or cause to be performed, executed, acknowledged and delivered all such further and other acts, documents, instruments and assurances as may reasonably be required or requested by the Depositary for the carrying out or performing by the Depositary of the provisions of this Deposit Agreement.

[Signature page follows]

IN WITNESS WHEREOF, the Company and the Depositary have duly executed this Deposit Agreement as of the day and year first above set forth, and all holders of Receipts shall become parties hereto by and upon acceptance by them of delivery of Receipts issued in accordance with the terms hereof.

THE COMPANY:

SPIRE INC.

By:	/s/ Ellen L. Theroff
Name: Ellen L. Theroff
Title: Vice President, Corporate Secretary

DEPOSITARY:

COMPUTERSHARE INC.

By:	/s/ Paul R. Capozzi
Name: Paul R. Capozzi
Title: SVP, Issuer Services

COMPUTERSHARE TRUST COMPANY, N.A.

By:	/s/ Paul R. Capozzi
Name: Paul R. Capozzi
Title: SVP, Issuer Services

EXHIBIT A

[FORM OF FACE OF RECEIPT]

UNLESS THIS GLOBAL RECEIPT IS PRESENTED BY AN AUTHORIZED REPRESENTATIVE OF THE DEPOSITORY TRUST COMPANY, A NEW YORK CORPORATION (“DTC”), TO SPIRE INC. OR ITS AGENT FOR REGISTRATION OF TRANSFER, EXCHANGE, OR PAYMENT, AND ANY GLOBAL RECEIPT ISSUED IS REGISTERED IN THE NAME OF CEDE & CO. OR IN SUCH OTHER NAME AS IS REQUESTED BY AN AUTHORIZED REPRESENTATIVE OF DTC (AND ANY PAYMENT IS MADE TO CEDE & CO. OR TO SUCH OTHER ENTITY AS IS REQUESTED BY AN AUTHORIZED REPRESENTATIVE OF DTC), ANY TRANSFER, PLEDGE, OR OTHER USE HEREOF FOR VALUE OR OTHERWISE BY OR TO ANY PERSON IS WRONGFUL INASMUCH AS THE REGISTERED OWNER HEREOF, CEDE & CO., HAS AN INTEREST HEREIN.

NUMBER	DEPOSITARY SHARES

DEPOSITARY RECEIPT FOR DEPOSITARY SHARES,

REPRESENTING a 1/1,000th INTEREST IN ONE SHARE OF

5.90% SERIES A CUMULATIVE

REDEEMABLE PERPETUAL PREFERRED STOCK OF SPIRE INC.

CUSIP: 84857L 309 / US84857L3096

INCORPORATED UNDER THE LAWS OF THE STATE OF MISSOURI. SEE REVERSE FOR CERTAIN DEFINITIONS

DIVIDEND PAYMENT DATES: BEGINNING AUGUST 15, 2019, EACH FEBRUARY 15, MAY 15, AUGUST 15 AND NOVEMBER 15

COMPUTERSHARE INC., and its wholly owned subsidiary, COMPUTERSHARE TRUST COMPANY, N.A., acting jointly as Depositary (the “Depositary”), hereby certifies that                      is the registered owner of                      DEPOSITARY SHARES (“Depositary Shares”), each Depositary Share representing a one-one thousandth (1/1,000th) interest in one share of 5.90% Series A Cumulative Redeemable Perpetual Preferred Stock, par value $25.00, liquidation preference $25,000 per share (the “Stock”), of Spire Inc., a Missouri corporation (the “Company”), on deposit with the Depositary, subject to the terms and entitled to the benefits of the Deposit Agreement dated as of May 21, 2019 (the “Deposit Agreement”), among the Company, the Depositary and the holders from time to time of the Depositary Receipts issued thereunder. By accepting this Depositary Receipt the holder hereof becomes a party to and agrees to be bound by all the terms and conditions of the Deposit Agreement. This Depositary Receipt is subject to all of the terms, provisions and conditions of the Deposit Agreement, which terms, provisions and conditions are hereby incorporated herein by reference and made a part hereof and to which Deposit Agreement reference is hereby made for a full description of the rights, limitations of rights, obligations, duties and immunities hereunder of the Depositary, the Company and the holders of the Depositary Receipts. This Depositary Receipt shall not be valid or obligatory for any purpose or entitled to any benefits under the Deposit Agreement unless it shall have been executed by the Depositary by the manual signature of a duly authorized officer or, if executed in facsimile by the Depositary, countersigned by a Registrar in respect of the Depositary Receipts by the manual or facsimile signature of a duly authorized signatory thereof.

Countersigned and Registered:

COMPUTERSHARE INC.		COMPUTERSHARE TRUST COMPANY, N.A.

By:		By:
	Name:		Name:
	Title:		Title:

[FORM OF REVERSE OF RECEIPT]

SPIRE INC.

THE COMPANY WILL FURNISH WITHOUT CHARGE TO EACH RECEIPT HOLDER WHO SO REQUESTS A COPY OF THE DEPOSIT AGREEMENT AND A COPY OR SUMMARY OF THE CERTIFICATE OF DESIGNATIONS OF THE STOCK OF THE COMPANY. ANY SUCH REQUEST IS TO BE ADDRESSED TO THE DEPOSITARY NAMED ON THE FACE OF THIS RECEIPT.

The following abbreviations, when used in the instructions on the face of this receipt, shall be construed as though they were written out in full according to applicable laws or regulations.

TEN COM—as tenants in common	UNIF GIFT MIN ACT-	Custodian

TEN ENT—as tenants by the entireties	(Minor)	(Cust)

JT TEN—as joint tenants with right of survivorship and not as tenants in common	under Uniform Gifts to Minors Act (State)

Additional abbreviations may also be used though not in the above list.

For value received,                                     hereby sell(s), assign(s) and transfer(s) unto

PLEASE INSERT SOCIAL SECURITY OR OTHER IDENTIFYING NUMBER OF ASSIGNEE

PLEASE PRINT OR TYPEWRITE NAME AND ADDRESS INCLUDING POSTAL ZIP CODE OF ASSIGNEE

Depositary Shares represented by the within Receipt, and do(es) hereby irrevocably constitute and appoint Attorney to transfer the said Depositary Shares on the books of the within named Depositary with full power of substitution in the premises.

Dated	Signature NOTICE: The signature to the assignment must correspond with the name as written upon the face of this Receipt in every particular, without alteration or enlargement or any change whatsoever

SIGNATURE GUARANTEED

NOTICE: The signature(s) should be

guaranteed by an eligible guarantor

institution (banks, stockbrokers, savings

and loan associations, and credit unions

with membership in an approved

signature guarantee medallion

program), pursuant to Rule 17Ad-15

under the Securities Exchange Act of 1934.